SUPPLEMENTAL INDENTURE
         5-1/2% Convertible Subordinated Notes Due 2003

               SUPPLEMENTAL INDENTURE dated as of June 15, 1999, among JACK ASSET SUB INC., a Delaware corporation ("New Nine West"), JILL ACQUISITION SUB INC., a Delaware Corporation ("Jill"), and THE CHASE MANHATTAN BANK, as trustee (the "Trustee").


     Whereas there has heretofore been executed and delivered to the Trustee an Indenture dated as of June 26, 1996 (the "Indenture"), providing for the issuance of Nine West Group Inc.'s, a Delaware corporation ("Nine West"), 5-1/2% Convertible Subordinated Notes Due 2003 (the "Securities");

     Whereas Section 10.1 of the Indenture provides that New Nine West and the Trustee may enter into a supplemental indenture to the Indenture without the written consent of the Holders of the Securities;

     Whereas Jill and New Nine West desire to have certain provisions of the Indenture supplemented, as set forth herein;

     Whereas Jones Apparel Group, Inc. ("Jones") has acquired Nine West through a merger (the "Merger") of its wholly owned subsidiary, Jill, with Nine West, and concurrently transferred the assets of Nine West to Jones' wholly owned subsidiary, New Nine West (the "Acquisition");

     Whereas New Nine West is successor to Nine West following the Acquisition and, pursuant to Section 11.2 of the Indenture, is to become obligor of the Securities;

     Whereas pursuant to Section 14.6 of the Indenture, in connection with the Agreement and Plan of Merger dated as of March 1, 1999, among Jones, Jill and Nine West (the "Merger Agreement"), New Nine West is required to offer to Holders of the Securities the option to convert their Securities into the kind and amount of shares offered by Jones in the Merger; and

     Whereas all things necessary to make this Supplemental Indenture a valid agreement, in accordance with its terms, have been done.

     Now, Therefore, this Supplemental Indenture witnesseth that, for and in consideration of the premises, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of the Securities, as follows:

     1. Definitions. Capitalized terms used in this Supplemental Indenture and not otherwise defined herein shall have the respective meanings set forth in the Indenture.

     2. Offer to Holders and Jill as Successor Obligor. As a result of the Merger, each Security shall be convertible into the kind and amount of shares of stock and other assets receivable upon the effectiveness of the Merger by a holder of shares of Common Stock issuable upon conversion of such Security immediately prior to the Merger, all as contemplated by Section 14.6 of the Indenture, and Jill hereby agrees to be the obligor hereunder and the obligor under the Indenture and the Securities and hereby assumes the due and punctual payment of the principal of, premium, if any, and interest on all of the Securities and the due and punctual performance of all of the covenants and conditions of the Indenture of Nine West, and Nine West is hereby released in full from all of its obligations hereunder and under the Indenture and the Securities.

     3. New Nine West as Successor Obligor. As a result of the Acquisition, New Nine West hereby agrees to be the obligor hereunder and the obligor under the Indenture and any and all Securities that remain outstanding and hereby assumes the due and punctual payment of the principal of, premium, if any, and interest on all of the Securities and the due and punctual performance of all of the covenants and conditions of the Indenture of Jill, and Jill is hereby released in full from all of its obligations hereunder and under the Indenture and the Securities.

     4. Instruments To Be Read Together. This Supplemental Indenture is an indenture supplemental to and in implementation of the Indenture, and said Indenture and this Supplemental Indenture shall henceforth be read together.

     5. Confirmation. The Indenture as amended and supplemented by this Supplemental Indenture is in all respects confirmed and preserved.

     6. Headings of Sections. The headings of the Sections of this Supplemental Indenture have been inserted for convenience of reference only, and are not to be considered a part hereof and shall in no way modify or restrict any of the terms and provisions hereof.

     7. Governing Law. This Supplemental Indenture shall be deemed to be a contract made under the substantive laws of New York and for all purposes shall be construed in accordance with the substantive laws of New York without regard to conflicts of law principles thereof.

     8. Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

     9. Effectiveness; Termination. The provisions of this Supplemental Indenture will take effect immediately upon the consummation of the Merger and the Acquisition.

     10. Acceptance by Trustee. The Trustee accepts the supplements to the Indenture effected by this Supplemental Indenture and agrees to execute the trusts created by the Indenture as hereby amended, but only upon the terms and conditions set forth in the Indenture.

     11. Responsibility of Trustee. The recitals contained herein shall be taken as the statements of New Nine West and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture.

     In Witness Whereof, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first written above.


                              JACK ASSET SUB INC.,

Attest:                       By /s/ Ira M. Dansky
     Name:                    Name: Ira M. Dansky
     Title:                   Title: President

                              JILL ACQUISITION SUB INC.,

Attest:                       By /s/ Ira M. Dansky
     Name:                         Name: Ira M. Dansky
     Title:                   Title: Secretary

                              THE CHASE MANHATTAN BANK, as
                              Trustee,

Attest:                       By /s/ W. B. Dodge
     Name:                    Name: W. B. Dodge
     Title:                   Title: Vice President